Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2017 Results

Third quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 0.6%

•	Baskin-Robbins U.S. comparable store sales decline of 0.4%

•	Added 137 net new Dunkin' Donuts and Baskin-Robbins locations globally including 67 net new Dunkin' Donuts in the U.S.

•	Revenues increased 8.2%

•	Diluted EPS unchanged at $0.57

•	Diluted adjusted EPS increased by $0.01 to $0.61

•	Retail sales of ready-to-drink Dunkin’ Donuts Iced Coffee beverages exceeded $100 million since launch according to IRI* data

•	Company entered into debt recapitalization transaction

CANTON, Mass. (October 26, 2017) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the third quarter ended September 30, 2017.
“This past quarter, we demonstrated real progress in the execution of our multi-year plan to transform Dunkin’ Donuts U.S. into a beverage-led, on-the-go brand. Despite the impact on comparable store sales as a result of the storms, we are encouraged that our morning sales grew at a greater rate than our full-day sales, a direct result of our breakfast value offers and a.m. product innovation,” said Nigel Travis, Dunkin’ Brands Chairman and CEO. “We also ran our first national 'Sip. Peel. Win.' on-cup promotion, which helped drive our hot coffee category; increased membership in our Perks Loyalty program by 39 percent year-over-year; and celebrated the one-year anniversary of our on-the-go mobile ordering, which now makes up about three percent of our transactions."
"Our third quarter financial performance included approximately eight percent revenue growth and greater than 11 percent operating income growth, although the latter was offset by an increase in tax expense related to our recent debt refinancing deal that impacted net income,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. “Also, strong cash flow generation from our 100-percent franchised business model, coupled with the net proceeds from our recent debt refinancing, enables us to continue to return cash to shareholders through our new repurchase authorization while opportunistically investing in our Dunkin’ Donuts U.S. business.”

*Source: IRI MULO 52 weeks end 10/8/2017

THIRD QUARTER 2017 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 30, 2017	September 24, 2016	$ / #	%
Financial data:
Revenues	$224.2	207.1	17.1	8.2%
Operating income	122.0	109.4	12.7	11.6%
Operating income margin	54.4%	52.8%
Adjusted operating income[1]	$127.9	114.8	13.1	11.5%
Adjusted operating income margin[1]	57.1%	55.4%
Net income[2]	$52.2	52.7	(0.5)	(0.9)%
Adjusted net income[1,2]	55.8	56.0	(0.2)	(0.3)%
Earnings per share:
Common–basic[2]	0.58	0.58	—	—%
Common–diluted[2]	0.57	0.57	—	—%
Diluted adjusted earnings per share[1,2]	0.61	0.60	0.01	1.7%
Weighted average number of common shares – diluted (in millions)[2]	91.4	92.6	(1.1)	(1.2)%
Systemwide sales[3]	$2,914.8	2,821.0	93.9	3.3%
Comparable store sales growth (decline):
DD U.S.	0.6%	2.0%
BR U.S.	(0.4)%	(0.9)%
DD International	1.3%	(1.4)%
BR International	(4.3)%	(2.9)%
Development data:
Consolidated global net POD development[4]	137	115	22	19.1%
DD global PODs at period end	12,435	12,008	427	3.6%
BR global PODs at period end	7,944	7,776	168	2.2%
Consolidated global PODs at period end	20,379	19,784	595	3.0%
1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of our equity method investments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
2 In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation–Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), as issued by the Financial Accounting Standards Board. As required by the updated accounting standard, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. See "Adoption of New Accounting Standard" for further detail.
3 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
4 Consolidated global net POD development for the three months ended September 24, 2016 reflects the previously-announced closing of 5 self-serve coffee stations within Speedway locations.
Global systemwide sales growth in the third quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the third quarter was driven by increased average ticket offset by a decline in traffic. Breakfast sandwich sales increased driven by value messaging around wake-up wraps. Beverage sales were driven by increases in hot coffee and espresso offset by frozen beverage declines.

The Company estimates that weather resulted in approximately 50 basis points of negative impact to comparable stores sales primarily attributed to the hurricanes that hit the U.S. in the third quarter.
Baskin-Robbins U.S. comparable store sales were negative during the third quarter driven by a decline in traffic offset by increased average ticket. Sales of sundaes, desserts, and beverages decreased during the third quarter, offset by increases in take home sales. The Company estimates that weather resulted in approximately 120 basis points of negative impact to comparable stores sales primarily attributed to the cool and wet weather in the eastern part of the country and the hurricanes that hit the U.S. in the third quarter.
In the third quarter, Dunkin' Brands franchisees and licensees opened 137 net new restaurants around the globe. This included 67 net new Dunkin' Donuts U.S. locations, 41 net new Baskin-Robbins International locations, 18 net new Dunkin' Donuts International locations, and 11 net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 88 restaurants and Baskin-Robbins U.S. franchisees remodeled 24 restaurants during the quarter. The consolidated global restaurant count at the end of the third quarter was 20,379.
Revenues for the third quarter increased $17.1 million, or 8.2%, compared to the prior year period due primarily to increased franchise fees driven by additional renewal income, as well as increased royalty income as a result of systemwide sales growth. Also contributing to the increase in revenues was an increase in other revenues driven by license fees related to Dunkin’ Donuts K-Cup® pods and ready-to-drink bottled iced coffee, as well as increased transfer fee income.
Operating income and adjusted operating income for the third quarter increased $12.7 million, or 11.6%, and $13.1 million, or 11.5%, respectively, from the prior year period primarily as a result of the increase in revenues. The increase in revenues was offset by an increase in general and administrative expenses, as well as gains recognized in connection with the sale of company-operated restaurants in the prior year period.
Net income and adjusted net income for the third quarter decreased by $0.5 million, or 0.9%, and $0.2 million, or 0.3%, respectively, compared to the prior year period. These decreases were primarily a result of an increase in income tax expense. Income tax expense for the third quarter of 2017 included an $8.9 million write-down of foreign tax credit carryforwards primarily resulting from expected incremental interest expense from the debt refinancing transaction that closed in October 2017 negatively impacting the realizability of such carryforwards. This increase in income tax expense was offset by the increases in operating income and adjusted operating income.
Diluted earnings per share for the third quarter remained flat to the prior year period at $0.57 as the decrease in net income was offset by a decrease in shares outstanding. Diluted adjusted earnings per share for the third quarter increased by 1.7% to $0.61 compared to the prior year period as a result of a decrease in shares outstanding, offset by the decrease in adjusted net income. The decrease in shares outstanding from the prior year period was due primarily to repurchases of shares since the third quarter of 2016, offset by the exercise of stock options and the new accounting standard adopted in the first quarter of 2017. Excluding the impact of recognized excess tax benefits, diluted earnings per share and diluted adjusted earnings per share would have been each $0.01 lower.

THIRD QUARTER 2017 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	September 30, 2017	September 24, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$118,831	113,281	5,550	4.9%
Franchise fees	16,635	9,852	6,783	68.8%
Rental income	26,786	25,972	814	3.1%
Sales at company-operated restaurants	—	1,611	(1,611)	(100.0)%
Other revenues	2,854	1,709	1,145	67.0%
Total revenues	$165,106	152,425	12,681	8.3%

Segment profit	$129,719	119,434	10,285	8.6%

Comparable store sales growth	0.6%	2.0%
Systemwide sales (in millions)[1]	$2,166.3	2,075.3	91.0	4.4%

Points of distribution	9,015	8,629	386	4.5%
Gross openings	103	97	6	6.2%
Net openings[2]	67	56	11	19.6%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
2 Net openings for the three months ended September 24, 2016 reflect the previously-announced closing of 5 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. third quarter revenues of $165.1 million represented an increase of 8.3% compared to the prior year period. The increase was due primarily to increased franchise fees driven by additional renewal income, increased royalty income driven by systemwide sales growth, and increased other revenues driven by transfer fee income. The increases in revenues were offset by a decline in sales at company-operated restaurants as a result of fact that there were no company-operated points of distribution in the third quarter of 2017.
Dunkin' Donuts U.S. segment profit in the third quarter increased to $129.7 million, an increase of $10.3 million over the prior year period, driven primarily by the increases in franchise fees, royalty income, and other revenues, as well as lease-related liabilities recorded in the prior year period as a result of lease terminations. The increases in segment profit were offset by an increase in general and administrative expenses, as well as gains recognized in connection with the sale of company-operated restaurants in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	September 30, 2017	September 24, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,442	4,125	317	7.7%
Franchise fees	704	323	381	118.0%
Other revenues	11	1	10	1,000.0%
Total revenues	$5,157	4,449	708	15.9%

Segment profit	$1,439	705	734	104.1%

Comparable store sales growth (decline)	1.3%	(1.4)%
Systemwide sales (in millions)[1]	$189.3	177.5	11.8	6.7%

Points of distribution	3,420	3,379	41	1.2%
Gross openings	102	83	19	22.9%
Net openings	18	11	7	63.6%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International third quarter systemwide sales increased 6.7% from the prior year period driven primarily by sales growth in Southeast Asia, the Middle East, South America, Europe, and China, offset by a sales decline in South Korea. Sales in Europe were positively impacted by foreign exchange rates, while sales in Southeast Asia were negatively impacted by foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 7%.
Dunkin' Donuts International third quarter revenues of $5.2 million represented an increase of 15.9% from the prior year period. The increase in revenues was due primarily to increased franchise fees and royalty income.
Segment profit for Dunkin' Donuts International increased $0.7 million to $1.4 million in the third quarter primarily as a result of the increase in revenues, as well as a decrease in general and administrative expenses, offset by a decrease in net income from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 30, 2017	September 24, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$8,501	8,499	2	0.0%
Franchise fees	557	273	284	104.0%
Rental income	798	787	11	1.4%
Sales of ice cream and other products	771	805	(34)	(4.2)%
Other revenues	3,124	3,417	(293)	(8.6)%
Total revenues	$13,751	13,781	(30)	(0.2)%

Segment profit	$10,466	11,085	(619)	(5.6)%

Comparable store sales decline	(0.4)%	(0.9)%
Systemwide sales (in millions)[1]	$177.0	178.2	(1.2)	(0.7)%

Points of distribution	2,562	2,533	29	1.1%
Gross openings	26	14	12	85.7%
Net openings	11	3	8	266.7%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. third quarter revenues decreased 0.2% from the prior year period to $13.8 million due primarily to a decrease in other revenues driven by a decrease in licensing income, offset by an increase in franchise fees.
Segment profit for Baskin-Robbins U.S. decreased 5.6% to $10.5 million in the third quarter over the prior year period primarily due to an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 30, 2017	September 24, 2016	$ / #	%
	($ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,966	2,081	(115)	(5.5)%
Franchise fees	173	205	(32)	(15.6)%
Rental income	129	121	8	6.6%
Sales of ice cream and other products	26,512	25,340	1,172	4.6%
Other revenues	30	157	(127)	(80.9)%
Total revenues	$28,810	27,904	906	3.2%

Segment profit	$11,420	11,154	266	2.4%

Comparable store sales decline	(4.3)%	(2.9)%
Systemwide sales (in millions)[1]	$382.2	390.0	(7.8)	(2.0)%

Points of distribution	5,382	5,243	139	2.7%
Gross openings	95	116	(21)	(18.1)%
Net openings	41	45	(4)	(8.9)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales decreased 2.0% in the third quarter compared to the prior year period driven by a sales decline in Japan and South Korea, offset by sales growth in the Middle East and

Southeast Asia. Sales in Japan were significantly negatively impacted by foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 1%.
Baskin-Robbins International third quarter revenues increased 3.2% from the prior year period to $28.8 million due primarily to an increase in sales of ice cream products to our licensees in the Middle East, offset by decreases in royalty income and other revenues. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
Third quarter segment profit for Baskin-Robbins International increased 2.4% from the prior year period to $11.4 million as a result of an increase in net income from our Japan joint venture, as well as an increase in net margin on ice cream driven primarily by an increase in sales volume, offset by the decreases in royalty income and other revenues.
COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3225 per share, payable on December 6, 2017, to shareholders of record as of the close of business on November 27, 2017.

•
During the third quarter, the Company repurchased approximately 514,000 shares of common stock in the open market at a weighted average cost per share of $52.90. The Company's shares outstanding as of September 30, 2017 were 90,263,851.

•
The Company announced today that its Board of Directors authorized a new share repurchase program for up to an aggregate of $650 million of its outstanding common stock. The authorization is valid for a period of two years and replaces the Company's existing share repurchase program.

•
On October 23, 2017, the Company completed its previously announced debt recapitalization transaction, with the placement by its special purpose subsidiary of a new series of $1.55 billion of securitized notes, consisting of $1.4 billion of senior secured notes with anticipated repayment dates of seven years ($600 million) and ten years ($800 million), and a new variable funding note facility ($150 million), which replaces the Company's existing variable funding note facility. The proceeds from the placement of the new notes were used to prepay and retire a portion of the Company's outstanding fixed rate notes and to pay transaction fees, and the balance will be used for general corporate purposes, which may include a return of capital to shareholders. The Company's new annualized net interest expense is approximately $126 million, based on a blended rate of 3.925 percent, on $3.1 billion in securitized debt.

•
The Company announced today that is hosting an educational webinar on November 16, 2017 at 4:30 PM Eastern Time regarding the new accounting guidance issued for revenue recognition which is effective for the Company in fiscal year 2018. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 9698955. Dunkin' Brands will broadcast the webinar live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.

FISCAL YEAR 2017 TARGETS
As described below, the Company is updating and reiterating certain targets regarding its 2017 performance:

•	The Company continues to expect low single digit comparable store sales growth for Dunkin' Donuts U.S. The Company continues to expect slightly negative comparable store sales for Baskin-Robbins U.S.

•
As a result of the two major hurricanes that made landfall in the U.S. during the third quarter, the Company now expects Dunkin' Donuts U.S. franchisees to add approximately 300 to 320 net new restaurants. Previously it expected approximately 330 to 350 net new restaurants for Dunkin' Donuts U.S. Approximately 30 restaurants that had been scheduled to open in 2017 will now open in 2018.

•	The Company continues to expect Baskin-Robbins U.S. franchisees to add approximately 10 net new restaurants.

•	Internationally, the Company continues to expect franchisees and licensees to add between 50 and 100 net new restaurants across the two brands.

•	The Company continues to expect low-to-mid single digit revenue growth on both a 52- and 53-week basis (fiscal year 2016 was a 53-week year).

•	The Company continues to expect mid-to-high single digit GAAP operating income growth and adjusted operating income growth on both a 52- and 53-week basis.

•
The Company now expects GAAP diluted earnings per share of $2.17 to $2.25 and diluted adjusted earnings per share of $2.40 to $2.43. This guidance excludes any potential future impact from material excess tax benefits in the fourth quarter of 2017.

•
The Company now expects full-year weighted-average shares outstanding of approximately 92 million and a 39 percent effective tax rate, which excludes any potential future impact from material excess tax benefits in the fourth quarter of 2017. The $8.9 million write-down of foreign tax credit carryforwards recognized in the third quarter increased the expected full-year effective tax rate by approximately 250 basis points.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
The Company adopted ASU 2016-09 in the first quarter of 2017, which simplifies several aspects of accounting for share-based payment transactions, including excess tax benefits and classification in the statements of cash flows. The adoption resulted in a reduction to the provision for income taxes of $0.5 million and $7.3 million for the three and nine months ended September 30, 2017, respectively. This reduction to the provision for income taxes resulted in a decrease in our effective tax rate of 0.5 and 2.9 percentage points for the three and nine months ended September 30, 2017, respectively, due to the recognition of excess tax benefits related to share-based compensation. Prior year periods have not been revised to reflect excess tax benefits in earnings, as only prospective application is permitted. Excess tax benefits will vary in future periods, as such amounts are dependent on the number of employee stock options exercised and fluctuations in the Company’s stock price. Additionally, the diluted weighted average number of common shares outstanding for the three and nine months ended September 30, 2017 excludes excess tax benefits from the assumed proceeds available to repurchase shares under the treasury stock method, which did not have a material impact for either of the periods. The adoption of ASU 2016-09 had no impact on cash paid for income taxes.
Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer; Dave Hoffmann, President of Dunkin' Donuts U.S. & Canada; and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 98772384. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,400 Dunkin' Donuts restaurants and more than 7,900 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Competitive Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016

Revenues:
Franchise fees and royalty income	$151,809	138,639	426,944	399,617
Rental income	27,713	26,880	79,543	75,874
Sales of ice cream and other products	27,551	26,568	85,710	86,425
Sales at company-operated restaurants	—	1,611	—	11,924
Other revenues	17,095	13,401	41,165	39,344
Total revenues	224,168	207,099	633,362	613,184
Operating costs and expenses:
Occupancy expenses—franchised restaurants	15,333	15,881	43,758	42,691
Cost of ice cream and other products	19,457	18,384	58,578	58,445
Company-operated restaurant expenses	—	1,682	—	13,472
General and administrative expenses, net	61,996	59,374	185,613	184,028
Depreciation	4,941	5,050	15,096	15,361
Amortization of other intangible assets	5,341	5,397	16,001	16,726
Long-lived asset impairment charges	536	7	643	104
Total operating costs and expenses	107,604	105,775	319,689	330,827
Net income of equity method investments	5,466	5,467	12,612	12,148
Other operating income, net	3	2,569	591	6,329
Operating income	122,033	109,360	326,876	300,834
Other income (expense), net:
Interest income	624	161	1,370	434
Interest expense	(24,436)	(24,603)	(74,192)	(74,456)
Other income (loss), net	155	(124)	370	(596)
Total other expense, net	(23,657)	(24,566)	(72,452)	(74,618)
Income before income taxes	98,376	84,794	254,424	226,216
Provision for income taxes(a)	46,130	32,082	99,007	86,760
Net income	$52,246	52,712	155,417	139,456

Earnings per share—basic	$0.58	0.58	1.71	1.52
Earnings per share—diluted	0.57	0.57	1.68	1.51
(a) In the first quarter of 2017, the Company adopted ASU 2016-09. As required by the update, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of operations, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets. As a result, the Company recognized $0.5 million and $7.3 million of excess tax benefits from share-based compensation in the consolidated statements of operations during the three and nine months ended September 30, 2017, respectively.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$266,981	361,425
Restricted cash	76,141	69,746
Accounts, notes, and other receivables, net	77,410	85,184
Other current assets	101,321	90,003
Total current assets	521,853	606,358
Property and equipment, net	170,269	176,662
Equity method investments	128,633	114,738
Goodwill and other intangible assets, net	2,250,897	2,266,992
Other assets	67,674	62,632
Total assets	$3,139,326	3,227,382
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	12,416	12,682
Other current liabilities	326,601	386,519
Total current liabilities	364,017	424,201
Long-term debt, net	2,388,091	2,401,998
Deferred income taxes, net	459,524	461,810
Other long-term liabilities	101,782	102,631
Total long-term liabilities	2,949,397	2,966,439
Total stockholders’ deficit	(174,088)	(163,258)
Total liabilities and stockholders’ deficit	$3,139,326	3,227,382

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 30, 2017	September 24, 2016

Net cash provided by operating activities(a)	$121,529	131,259
Cash flows from investing activities:
Additions to property and equipment	(8,998)	(10,358)
Proceeds from sale of real estate and company-operated restaurants	—	15,479
Other, net	(101)	(1,014)
Net cash (provided by) used in investing activities	(9,099)	4,107
Cash flows from financing activities:
Repayment of long-term debt	(18,750)	(18,750)
Payment of debt issuance and other debt-related costs	(312)	—
Dividends paid on common stock	(87,911)	(82,326)
Repurchases of common stock, including accelerated share repurchases	(127,186)	(30,000)
Exercise of stock options	33,267	4,937
Other, net	(214)	(690)
Net cash used in financing activities(a)	(201,106)	(126,829)
Effect of exchange rates on cash, cash equivalents, and restricted cash(a)	576	20
Increase (decrease) in cash, cash equivalents, and restricted cash	(88,100)	8,557
Cash, cash equivalents, and restricted cash, beginning of period(a)	431,832	333,115
Cash, cash equivalents, and restricted cash, end of period(a)	$343,732	341,672
(a) Changes in restricted cash that have historically been included within operating and financing activities have been eliminated, and restricted cash is combined with cash and cash equivalents when reconciling the beginning and end of period balances. Additionally, the impact of excess tax benefits from share-based compensation have been reclassified from financing activities to operating activities. These changes were made based on the adoption of new accounting standards. The prior period has been revised to conform to the current period presentation for all such changes.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016

Operating income	$122,033	109,360	326,876	300,834
Operating income margin	54.4%	52.8%	51.6%	49.1%
Adjustments:
Amortization of other intangible assets	$5,341	5,397	16,001	16,726
Long-lived asset impairment charges	536	7	643	104
Transaction-related costs(a)	—	—	—	64
Bertico and related litigation	—	—	—	(428)
Adjusted operating income	$127,910	114,764	343,520	317,300
Adjusted operating income margin	57.1%	55.4%	54.2%	51.7%

Net income	$52,246	52,712	155,417	139,456
Adjustments:
Amortization of other intangible assets	5,341	5,397	16,001	16,726
Long-lived asset impairment charges	536	7	643	104
Transaction-related costs(a)	—	—	—	64
Bertico and related litigation	—	—	—	(428)
Tax impact of adjustments(b)	(2,351)	(2,161)	(6,658)	(6,586)
Adjusted net income	$55,772	55,955	165,403	149,336

Adjusted net income	$55,772	55,955	165,403	149,336
Weighted average number of common shares – diluted	91,433,076	92,565,695	92,386,611	92,545,292
Diluted adjusted earnings per share	$0.61	0.60	1.79	1.61

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 30, 2017
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.17	2.25
Adjustments:
Amortization of other intangible assets	0.24	0.23
Long-lived asset impairment charges	0.04	0.01
Transaction-related costs(a)	0.01	—
Bertico and related litigation	0.01	(0.01)
Loss on debt extinguishment and refinancing transactions	0.08	0.07
Tax impact of adjustments(b)	(0.15)	(0.12)
Diluted adjusted earnings per share	$2.40	2.43

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility.
(b) Tax impact of adjustments calculated at a 40% effective tax rate.